EXHIBIT 21


                                  SUBSIDIARIES

Name                                            Jurisdiction           Ownership
----                                            ------------           ---------
Innovative Drug Delivery Systems, Inc.          Delaware                  100%
Innovative Drug Delivery Systems (UK) Limited   United Kingdom            100%

* owned by Innovative Drug Delivery Systems, Inc.


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